Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of July 9, 2023

by and among

DOMINION ENERGY, INC.,

as DEI,

DECP HOLDINGS, INC.

as Seller,

EASTERN MLP HOLDING COMPANY II, LLC,

as Buyer

and

BERKSHIRE HATHAWAY ENERGY COMPANY,

as BHE

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 3.4	No Conflict (Seller)
Schedule 3.5(c)	Capitalization
Schedule 4.4	No Conflict (Buyer)

EXHIBITS

Exhibit A	Form of Assignment of Partnership Interests
Exhibit B	Form of Back-to-Back Guaranty

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of July 9, 2023 (the “Effective Date”), is made by and among DOMINION ENERGY, INC., a Virginia corporation (“DEI”), DECP HOLDINGS, INC., a Virginia corporation (“Seller”), EASTERN MLP HOLDING COMPANY II, LLC, a Virginia limited liability company (“Buyer”), and BERKSHIRE HATHAWAY ENERGY COMPANY, an Iowa corporation (“BHE”).

RECITALS

A. DEI is the indirect owner of 100% of the equity interests of Seller which owns 50% of the limited partner interests of Cove Point LNG, LP, a Delaware limited partnership (the “Target”), which owns the facility and related assets that provide LNG liquefaction facilities and services, LNG import, shipping, storage and regasification facilities and services and natural gas pipeline facilities and services collectively known as the Cove Point LNG terminal located in Calvert County, Maryland (the “Facilities”).

B. BHE is the indirect owner of 100% of the equity interests of Buyer, which owns 25% of the limited partner interests of the Target and whose Affiliate owns 100% of the general partner interests of the Target.

C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in its 50% limited partnership interest of the Target (the “Interests”).

D. In order to induce Seller to enter into this Agreement and consummate the Contemplated Transactions, BHE, who will derive direct and indirect benefits from Buyer entering into this Agreement, is guaranteeing payment of the Purchase Price and will, pursuant to Section 5.5, either replace, in part, or otherwise provide back-to-back credit support for, a portion of the Seller Support Obligations maintained by DEI.

NOW THEREFORE, in consideration of the premises and the agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Action” means any claim, action, suit or proceeding (including any arbitration proceeding) by or before any Governmental Authority.

“Adjustment Amount” means a positive amount equal to (i) the Net Available Cash (as defined in the Existing Partnership Agreement and calculated and distributed in good faith and consistent with past practice) with respect to the Interests on the first Distribution Date (as defined in the Existing Partnership Agreement) after Closing on which distributions are made for the fiscal quarter of the Target during which the Closing occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal quarter beginning on the first day of such fiscal quarter and ending on the Closing Date and the denominator of which is the total number of days in such fiscal quarter.

“Adverse Consequences” means, subject to Section 11.16, all actual losses, damages, penalties, awards, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, obligations, Taxes, Liens, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Advisors” has the meaning set forth in Section 11.8.

“Affiliate” means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 2.3(b).

“Allocation Statement” has the meaning set forth in Section 2.3(b).

“Ancillary Agreements” means, collectively, the Assignment of Partnership Interests, any Back-to-Back Guaranty and the other documents required to be delivered by the Parties hereunder.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Percentage” means (i) 75%, with respect to (a) that certain Guarantee dated as of April 1, 2013 for the benefit of GAIL Global (US) LNG LLC (“GAIL”) with respect to that certain Terminal Service Agreement, dated as of April 1, 2013, by and between the Target and GAIL, and (b) that certain Guarantee dated as of April 1, 2013 for the benefit of GAIL with respect to that certain Service Agreement Under Rate Schedule FTS, dated as of December 12, 2014, by and between the Target and GAIL (in the case of both part (a) and part (b) of this clause (i), which 75% includes the 25% already provided in the corresponding existing Back-to-Back Agreement made by BHE in favor of DEI, dated November 1, 2020; provided, for the avoidance of doubt, that in no event shall BHE be required to provide additional support with respect to such 25% (and, for the avoidance of doubt, BHE only be required to provide support with respect to the remaining 50%) unless the corresponding existing Back-to-Back Agreement made by BHE in favor of DEI, dated November 1, 2020, is terminated, in which case, the Applicable Percentage will be the full 75%); and (ii) 66.7% of DEI’s existing obligations, with respect to that certain Guarantee dated as of March 14, 2016, as amended by that certain First Amendment to Guarantee dated as of April 20, 2021 for the benefit of ST Cove Point LLC (“ST Cove Point”) with respect to that certain Amended and Restated Terminal Service Agreement, dated as of March 14, 2016, by and between the Target and ST Cove Point (in the case of this clause (ii), such 66.7% (which 66.7% constitutes 50% of the aggregate guaranteed obligations), along with the 25% Guarantee between BHE and ST Cove Point, dated April 20, 2021, totaling to 75% of the aggregate guaranteed obligations under such Amended and Restated Terminal Service Agreement).

“Assignment of Partnership Interests” means an Assignment of Partnership Interests substantially in the form attached hereto as Exhibit A.

“Back-to-Back Guaranty” means a back-to-back guaranty in the form attached hereto as Exhibit B.

“BHE” has the meaning set forth in the first paragraph of this Agreement.

“Brookfield” means Bowie Acquisitions LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer Material Adverse Effect” means any change or effect resulting from events, actions, inactions or circumstances that, individually or in the aggregate, prevents, materially restricts or materially delays the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the Contemplated Transactions.

“Buyer Termination Fee” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Communications” has the meaning set forth in Section 11.17(a).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means a contract, note, bond, mortgage, deed of trust, indenture, lease, instrument or other arrangement that, in each case, is legally binding.

“DEI” has the meaning set forth in the first paragraph of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.2(c).

“DOE” means the United States Department of Energy.

“DOE Approval” means, either (a) no public comments are filed with the DOE protesting the DOE Notification within fifteen (15) days, and no action is taken by the DOE with respect thereto on its own motion within thirty (30) days, following publication of public notice in the Federal Register of the DOE Notification, or (b) the DOE’s issuance of an order authorizing the transactions contemplated in the DOE Notification.

“DOE Notification” means the submission of a notice or an application for approval of a change in control to the DOE pursuant to its Procedures for Changes in Control Affecting Applications and Authorizations to Import or Export Natural Gas, 79 Fed. Reg. 65,541 (Nov. 5, 2014).

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.2(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Existing Partnership Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of the Target, dated as of November 29, 2021.

“Facilities” has the meaning set forth in the recitals.

“Final Adjustment Amount” has the meaning set forth in Section 2.2(e).

“Final Allocation” has the meaning set forth in Section 2.3(b).

“Final Closing Statement” has the meaning set forth in Section 2.2(c).

“Fraud” means the willful and intentional misrepresentation of material facts, with the specific intent to deceive and mislead, that constitutes fraud under the Laws of the State of New York.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Governmental Authority” means any foreign, federal, state, local, county, municipal, provincial, multinational government or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means the expiration or termination of any applicable waiting periods under the HSR Act or the execution of any consent agreement or other arrangement with any Governmental Authority that resolves concerns or objections under the Antitrust Laws with respect to the Contemplated Transactions.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income, including any interest, penalty or addition thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Independent Expert” has the meaning set forth in Section 2.2(d).

“Intended Tax Treatment” has the meaning set forth in Section 2.3(a).

“Interests” has the meaning set forth in the recitals.

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule (including stock exchange rule), regulation, or interpretation of any Governmental Authority and any decree, injunction, stay, judgment, order, ruling, decision, assessment or writ.

“Liens” means liens, charges, security interests, restrictions, options, pledges, claims or encumbrances of any nature.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Material Adverse Effect” means any change or effect resulting from events, occurrences or circumstances that (a) is materially adverse to the business, assets, financial condition or results of operations of the Target taken as a whole, excluding, in any case, (i) any change or effect resulting from conditions or developments in the economy, industry, financial markets, interest rates, securities markets, commodity markets, fuel markets or LNG markets generally applicable to the industries or the markets in which the Target participates, including any change or effect in prices or other drivers of revenue for the Facilities, (ii) any change or effect resulting from conditions or developments in any LNG pipeline system, (iii) any change or effect resulting from changes in accounting rules or principles (or any interpretations thereof), including changes in U.S. GAAP, (iv) any change or effect resulting from changes in any Laws that apply generally to the Target or the Facilities, or any changes in the enforcement thereof, (v) any change or effect resulting from legal, regulatory or political conditions generally or in any specific region, including any change or effect resulting from or associated with acts of war or terrorism or any worsening of acts of war or terrorism, or changes imposed by a Governmental Authority to address concerns associated with war or terrorism or the worsening thereof, including any change or effect resulting from or associated with the Russo - Ukrainian conflict which began in 2014 and expanded in 2022, (vi) any change or effect resulting from a strike, lockout, work stoppage or other labor action, (vii)

earthquakes, tsunamis, sandstorms, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (viii) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, (ix) any change or effect resulting from the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement), or the pendency of the Contemplated Transactions, or the identity of Buyer, or the consummation of the Contemplated Transactions, (x) any actions taken or requirements imposed by any Governmental Authority with respect to the required regulatory approvals under this Agreement, (xi) any change or effect resulting from any actions to be taken pursuant to or in accordance with this Agreement, and (xii) any change or effect that is cured (including by the payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Article IX; with respect to clause (i) through (viii), to the extent that such event, occurrence or circumstance does not affect the Target, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Target operates; or (b) prevents, materially restricts or materially delays the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the Contemplated Transactions.

“Objections Notice” has the meaning set forth in Section 2.3(b).

“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement, the operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Parties” means BHE, Buyer, DEI and Seller and “Party” means BHE, Buyer, DEI or Seller as applicable.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Authority or any other separate legal entity recognized pursuant to Law.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Reasonable Efforts” means commercially reasonable efforts.

“Remedial Action” has the meaning set forth in Section 5.2(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(b).

“Seller Review Period” has the meaning set forth in Section 2.2(c).

“Seller Support Obligations” means all Credit Support Facilities (as defined in the Existing Partnership Agreement) provided by DEI, Seller or its or their Affiliates.

“Seller’s Counsel” means McGuireWoods LLP.

“Target” has the meaning set forth in the recitals.

“Tax Return” means any return, declaration, report, statement, claim for refund, or other document, together with all amendments and supplements thereto (including all related and supporting information) required to be filed with a Governmental Authority in respect of Taxes.

“Taxes” mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, transfer, registration, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties, value added, alternative or add on minimum, estimated, or other taxes of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalty, or addition thereto, and the term “Tax” means any one of the foregoing Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer and other similar Tax and fees, including any interest, penalty or addition thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

Section 1.2 Terms Generally. Unless otherwise required by the context in which any term appears:

(a) Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(b) The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.

(c) References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(d) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, without limitation.”

(e) The word “or” will have the inclusive meaning represented by the phrase “and/or;” and “shall” and “will” mean “must,” and shall have equal force and effect and express an obligation.

(f) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing in a visible form.

(g) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (local time in Richmond, Virginia). The term “month” shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day. Time is of the essence in this Agreement.

(h) All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(i) All references herein to any Law or to any Contract shall be to such Law or Contract as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(j) The titles of the articles, sections, schedules and exhibits herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

(k) This Agreement was negotiated and prepared by all of the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against any Party on the ground that such Party is the author of this Agreement or any part hereof.

(l) The Schedules and Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Schedule or Exhibit and the terms of Articles I through XI of this Agreement, the terms of Articles I through XI of this Agreement shall take precedence.

(m) All monetary amounts contained in this Agreement refer to currency of the United States.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of the Interests. Subject to the terms and conditions set forth in this Agreement:

(a) Transfer of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and for the consideration specified in Section 2.1(b) below, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Interests.

(b) Purchase Price. The total consideration to be paid by Buyer for the Interests (the “Purchase Price”) shall be the sum of (i) $3,300,000,000.00 plus (ii) an amount equal to the Adjustment Amount. The Purchase Price shall be paid by Buyer or BHE making payment of the Estimated Purchase Price at the Closing by wire transfer of immediately available funds to one or more accounts designated by Seller and shall be subject to adjustment in accordance with Section 2.2.

Section 2.2 Purchase Price Adjustments.

(a) No later than five (5) Business Days prior to the Closing Date, Buyer shall deliver to Seller a statement (the “Estimated Closing Statement”), prepared in good faith, setting forth Buyer’s calculations (based on Buyer’s good faith estimates consistent with past practice and including reasonable supporting documentation therefor) of the Adjustment Amount (the “Estimated Adjustment Amount”) and of the resulting Purchase Price (the “Estimated Purchase Price”).

(b) From the delivery of the Estimated Closing Statement until the Closing Date, Seller shall have the opportunity to review and comment on the Estimated Closing Statement, including the estimates and calculations contained therein (and Buyer shall make reasonably available to Seller Buyer’s representatives who were responsible for preparing the Estimated Closing Statement), Buyer shall consider in good faith any changes that Seller proposes to the Estimated Closing Statement, and Seller and Buyer shall cooperate in good faith to resolve any disagreements in respect of the Estimated Closing Statement prior to the Closing Date, but the resolution of such disagreements shall not be a condition to or delay the Closing. The Estimated Closing Statement, as modified to reflect any changes agreed to by Seller and Buyer, shall be binding on the Parties for the purposes of determining the payment of the Estimated Purchase Price at the Closing.

(c) Within five (5) Business Days after the first Distribution Date after Closing on which distributions of Net Available Cash (as defined in the Existing Partnership Agreement) are made pursuant to Section 6.1(a) of the Existing Partnership Agreement for the fiscal quarter of the Target during which the Closing occurs, Buyer shall deliver to Seller a statement (the “Final Closing Statement”), prepared in good faith consistent with past practice, setting forth Buyer’s calculations (including reasonable supporting detail therefor) of the Adjustment Amount, together with any adjustment to the Purchase Price (from the Estimated Purchase Price) resulting therefrom. Upon Seller’s receipt of the Final Closing Statement, Seller shall have thirty (30) days to review the Final Closing Statement (the “Seller Review Period”). If Seller disagrees with Buyer’s determination of any of the items set forth in the Final Closing Statement, Seller shall, on or prior to the last day of the Seller Review Period, deliver a written notice to Buyer (the “Dispute Notice”) that sets forth Seller’s objections to Buyer’s calculation of such items.

(d) If Seller does not deliver a Dispute Notice to Buyer within the Seller Review Period, Seller shall be deemed to have accepted and agreed to the Final Closing Statement and all items therein (including Buyer’s calculation of any adjustment to the Estimated Purchase Price) and the same shall be final, conclusive and binding on the Parties for all purposes of this Agreement. If Seller delivers a Dispute Notice to Buyer within the Seller Review Period, Buyer and Seller shall, during the thirty (30) day period immediately following such delivery, use their good faith efforts to reach agreement to determine any adjustment to the Estimated Purchase Price. If, at the end of such period, Buyer and Seller are unable to resolve all of their disagreements, they shall jointly retain and refer their remaining disagreements to a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). Buyer and Seller shall instruct the Independent Expert promptly to review this Section 2.2 as well as the Estimated Closing Statement, the Final Closing Statement, the Dispute Notice and any other materials reasonably requested by the Independent Expert and to determine whether and to what extent, if any, the Estimated Purchase Price requires adjustment. Buyer and Seller shall provide the Independent Expert with access to the relevant books and records and other items reasonably requested by the Independent Expert used to prepare the calculations set forth in the Estimated Closing Statement, the Final Closing Statement and the Dispute Notice. As promptly as practicable, but in no event later than thirty (30) days after engaging the Independent Expert, the Independent Expert shall deliver to Buyer and Seller a report that sets forth its determination of its calculation of the Final Closing Statement. The determinations of the Independent Expert shall be final, conclusive and binding on the Parties for all purposes of this Agreement. Buyer and Seller shall execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert. The cost of the Independent Expert’s review and determination pursuant to this Section 2.2 shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other.

(e) For purposes of this Agreement, “Final Adjustment Amount” means, as applicable, (i) the Adjustment Amount reflected in the Final Closing Statement delivered by Buyer under Section 2.2(c), if Seller does not timely deliver a Dispute Notice under Section 2.2(c) or if, prior to the end of the Seller Review Period, Seller provides Buyer with written notice that it agrees with the entirety of the Final Closing Statement; (ii) the Adjustment Amount as mutually agreed to by Seller and Buyer under Section 2.2(d); or (iii) the Adjustment Amount as finally determined in accordance with Section 2.2(d), following Seller’s and Buyer’s failure to mutually agree on the Adjustment Amount under Section 2.2(d).

(f) Within five (5) Business Days after the Final Adjustment Amount has been finally determined pursuant to this Section 2.2:

(i) if the Final Adjustment Amount is greater than the Estimated Adjustment Amount, Buyer and BHE (severally and jointly) shall pay or cause to be paid to Seller an amount equal to such excess;

(ii) if the Estimated Adjustment Amount is greater than the Final Adjustment Amount, Seller and DEI (severally and jointly) shall pay or cause to be paid to Buyer an amount equal to such excess; and

(iii) if the Final Adjustment Amount is equal to the Estimated Adjustment Amount, no payment shall be made.

(g) Any payments made pursuant to this Section 2.2 shall be made in cash by wire transfer of immediately available funds to such account or accounts as designated in writing by the payee to the payor at least two (2) Business Days prior to the payment thereof and shall be treated as an adjustment to the Estimated Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.3 Intended Tax Treatment and Allocation.

(a) The Parties agree and acknowledge that, for federal Income Tax purposes, and for purposes of any corresponding provision under state or local Tax Law, the purchase and sale of the Interests shall be treated as a taxable purchase and sale of partnership interests giving rise to gain or loss pursuant to Section 741 of the Code (the “Intended Tax Treatment”). Each of the Parties agrees to prepare and file all Tax Returns in accordance with such Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit or proceeding with respect to Taxes, except as otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, that no Party shall be required to enter into litigation in connection with any such audit or proceeding.

(b) Within sixty (60) days after the final determination of the Purchase Price pursuant to Section 2.2, Buyer shall prepare and deliver to Seller a statement (the “Allocation Statement”) reflecting the allocation of the final Purchase Price, as adjusted to reflect assumed liabilities and other amounts deemed paid by Buyer for federal Income Tax purposes among the separate classes of assets of the Target in a manner that is consistent with Sections 755 and 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Within forty-five (45) days following the receipt by Seller of the Allocation Statement, Seller shall review the Allocation and submit to Buyer in writing any objections or proposed changes to the Allocation Statement (an “Objections Notice”). Unless Seller submits an Objections Notice on or before the expiration of such forty-five (45) day period, the Allocation Statement prepared and delivered to Seller pursuant to this Section 2.3(b) shall be deemed agreed upon by the Parties and shall be deemed conclusive for purposes of the Allocation. If Seller timely submits an Objections Notice in accordance with this Section 2.3(b), the Parties shall negotiate in good faith and use their Reasonable Efforts to resolve such dispute. In the event the Parties are unable to resolve any dispute with respect to the Allocation Statement within twenty (20) days after the delivery of the Objections Notice, the Parties shall engage the Independent Expert to resolve such dispute in accordance with the terms of this Agreement. In resolving any dispute with respect to the Allocation Statement, the Independent Expert (i) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Buyer or Seller, (ii) shall restrict its decision to such items included in the Seller’s Objections Notice which are then in dispute, (iii) may review only the written presentations of Buyer and the Seller in resolving any matter which is in dispute, and (iv) shall render its decision in writing within thirty (30) days after the disputed item(s) have been submitted to it. The resolution of any disputed items by the Independent Expert shall be final, conclusive and binding on the parties for the purposes of this Agreement. The cost of the Independent Expert’s review and determination pursuant to this Section 2.3(b) shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other. Target shall use the Allocation as finally determined pursuant to this Section 2.3(b) (the “Final Allocation”).

(c) (i) The Final Allocation shall be amended as, and to the extent necessary, to reflect any adjustment to the Purchase Price (as adjusted to reflect assumed liabilities and other amounts treated as “amount realized” for U.S. federal income Tax purposes), (ii) except to the extent required to comply with applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law, Buyer and Seller (and each of their respective Affiliates) shall file all Tax Returns in all respects and for all purposes consistent with such Final Allocation and the Intended Tax Treatment; and (iii) neither Buyer nor Seller (nor their respective Affiliates) shall take any position (whether in connection with a Tax audit, Tax Return, Tax proceeding, or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, nothing in this Section 2.3(c) shall require any Party to contest or to litigate before any court or defend in any administrative proceeding (including any Tax audit or examination) any proposed deficiency or adjustment by any Governmental Authority that challenges the Final Allocation.

Section 2.4 Withholding. Buyer shall be entitled to deduct and withhold any amounts that are required to be deducted or withheld under any provision of applicable Law, and any amount so deducted or withheld will be remitted by Buyer to the applicable Taxing Authority, and shall be treated, for purposes of this Agreement, as having been paid to the Person in respect of which the deduction or withholding was made. Buyer shall use Reasonable Efforts to notify the applicable Seller before making any such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND DEI

Except as otherwise disclosed in this Agreement or in any Schedule provided by Seller and DEI, Seller and DEI each hereby represents and warrants to Buyer and BHE as follows:

Section 3.1 Existence; Power. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Seller is a party and to own the Interests. DEI is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which DEI is a party.

Section 3.2 Enforceability. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of Seller and DEI enforceable against Seller and DEI in accordance with its terms, except as may be limited by bankruptcy or insolvency Laws or similar Laws affecting creditors’ rights generally or by general equitable principles. As of the Closing Date, (a) the Ancillary Agreements to which Seller is a party have been duly executed and constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms; and (b) the Ancillary Agreements to which DEI is a party have been duly executed and constitute legal, valid and binding obligations of DEI enforceable against DEI in accordance with their respective terms, in each case, except as may be limited by bankruptcy or insolvency Laws or similar Laws affecting creditors’ rights generally or by general equitable principles.

Section 3.3 Authorization. The execution and delivery by each of Seller and DEI of this Agreement and the Ancillary Agreements to which each of them is a party, and the performance by Seller and DEI of their respective obligations hereunder and thereunder have been duly authorized by all requisite corporate action, as applicable.

Section 3.4 No Conflict.

(a) Except for (a) the HSR Approval, (b) the DOE Approval and (c) as set forth on Schedule 3.4, neither the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, nor the performance of and compliance with the terms and provisions hereof and thereof by Seller or DEI will (i) violate or conflict with any provision of such entity’s Organizational Documents, (ii) violate, contravene or conflict with any Law, regulation, order, writ, judgment, injunction, decree or Permit applicable to such entity, except for any violation, contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect, or (iii) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any Contract to which such entity is a party or by which it may be bound, except for any violation, contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.4, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by Seller or DEI in connection with Seller’s or DEI’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements that has not been obtained or made, except for (i) registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (ii) registrations, consents, approvals, notices or other actions required by applicable Law in connection with an exercise of remedies or (iii) such consents, approvals, authorizations, orders, filings, registrations or qualifications which, if not obtained or filed, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.5 Capitalization.

(a) DEI is the 100% direct or indirect owner of Seller.

(b) Seller owns 50% of the limited partnership interests in the Target.

(c) Except as set forth on Schedule 3.5(c), there (i) are no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire any of the Interests, (ii) is no voting trust or agreement, partnership agreement (other than the Existing Partnership Agreement), pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to the Interests, (iii) are no Contracts, agreements, arrangements or understandings by and between Seller and its Affiliates, on the one hand, and Brookfield and its Affiliates, on the other hand, relating to the Interests or Target (other than the Existing Partnership Agreement and the Contracts pursuant to which Brookfield acquired its interests in the Target), and (iv) are no other Contracts, agreements, arrangements or understandings relating to the Interests to which Seller or any of its Affiliates is a party (other than the Existing Partnership Agreement or other agreements to which Buyer or one of its Affiliates is a party) that would be binding on Buyer after the Closing.

(d) As of the Closing Date, all of the Interests shall be duly authorized, validly issued, fully paid and nonassessable, and held of record by Seller, free and clear of all Liens other than (i) those arising under the Organizational Documents of the Target or federal or state securities Laws, and (ii) Liens created pursuant to Contracts to which Buyer or any of its Affiliates is a party.

(e) Seller has made available to Buyer and BHE a true, correct and complete copy of the ROFO Notice (as defined in the Existing Partnership Agreement) that it provided to Brookfield pursuant to Section 10.4(a) of the Existing Partnership Agreement and any related correspondence. As of the Effective Date, neither Seller nor DEI has received any binding written offer from Brookfield to purchase the ROFO Interests (as defined in the Existing Partnership Agreement) from Seller in accordance with Section 10.4(b) of the Existing Partnership Agreement or otherwise.

Section 3.6 Brokers. None of DEI, Seller, or any of their respective Affiliates has any Contract with any investment banking firm, broker or finder with respect to the Contemplated Transactions to the extent any of the fees or expenses thereunder would be borne by Buyer or BHE.

Section 3.7 Litigation. There are no (a) Actions pending or, to the knowledge of Seller, threatened, or (b) investigations which, to the knowledge of Seller, are pending or threatened, against Seller, at law or in equity, or before or by any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in this Agreement or in any Schedule provided by Buyer and BHE, Buyer and BHE each hereby represents and warrants to Seller and DEI as follows:

Section 4.1 Existence; Power. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a party. BHE is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Iowa, and has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which BHE is a party.

Section 4.2 Enforceability. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of Buyer and BHE enforceable against Buyer and BHE in accordance with its terms, except as may be limited by bankruptcy or insolvency Laws or similar Laws affecting creditors’ rights generally or by general equitable principles. As of the Closing Date, (a) the Ancillary Agreements to which Buyer is a party have been duly executed and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms; and (b) the Ancillary Agreements to which BHE is a party have been duly executed and constitute legal, valid and binding obligations of BHE enforceable against BHE in accordance with their respective terms, in each case, except as may be limited by bankruptcy or insolvency Laws or similar Laws affecting creditors’ rights generally or by general equitable principles.

Section 4.3 Authorization. The execution and delivery by each of Buyer and BHE of this Agreement and the Ancillary Agreements to which each of them is a party, and the performance by Buyer and BHE of their respective obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable.

Section 4.4 No Conflict.

(a) Except for (a) the HSR Approval, (b) the DOE Approval and (c) as set forth on Schedule 4.4, neither the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, nor the performance of and compliance with the terms and provisions hereof and thereof by Buyer or BHE will (i) violate or conflict with any provision of such entity’s Organizational Documents, (ii) violate, contravene or conflict with any Law, regulation, order, writ, judgment, injunction, decree or Permit applicable to such entity, except for any violation, contravention or conflict that would not reasonably be expected to result in a Buyer Material Adverse Effect, or (iii) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any Contract to which such entity is a party or by which it may be bound, except, in each case, for any violation, contravention or conflict that would not reasonably be expected to result in a Buyer Material Adverse Effect.

(b) Except as set forth on Schedule 4.4, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by Buyer or BHE in connection with Buyer’s or BHE’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements that has not been obtained or made, except for (i) registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (ii) registrations, consents, approvals, notices or other actions required by applicable Law in connection with an exercise of remedies or (iii) such consents, approvals, authorizations, orders, filings, registrations or qualifications which, if not obtained or filed, would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.5 Brokers. None of BHE, Buyer or any of their respective Affiliates has any Contract with any investment banking firm, broker or finder with respect to the Contemplated Transactions to the extent any of the fees or expenses thereunder would be borne by DEI, Seller or the Target.

Section 4.6 Investment. Buyer is acquiring the Interests for its own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act. Buyer acknowledges that the Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its Advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risk of such investment.

Section 4.7 Litigation. There are no (a) Actions pending or, to the knowledge of Buyer, threatened, or (b) investigations which, to the knowledge of Buyer, are pending or threatened, against Buyer, at law or in equity, or before or by any Governmental Authority which would reasonably be expected to result in a Buyer Material Adverse Effect.

ARTICLE V

ACCESS; ADDITIONAL AGREEMENTS

Section 5.1 Confidentiality. This Agreement and all information furnished by or on behalf of Seller, Buyer or any of their respective Affiliates hereunder shall, as between the Parties, be considered “Confidential Information” (as defined in the Existing Partnership Agreement) and be subject to the terms of Article XI of the Existing Partnership Agreement. Notwithstanding anything to the contrary in this Section 5.1, Seller, DEI, Buyer, BHE or any of their respective Affiliates shall be permitted to disclose this Agreement and any related information to any Governmental Authority.

Section 5.2 Regulatory and Other Actions.

(a) HSR Approval. Each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as reasonably practicable following the Effective Date, but in no event later than ten (10) days following the Effective Date (ii) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.2 necessary to obtain the HSR Approval as soon as practicable. The cost of all filing fees under the HSR Act shall be borne by Buyer.

(b) Other Regulatory Approvals. As promptly as practicable, but in no event later than ten (10) days after the Effective Date, the Parties, as applicable, shall make or file (i) all other filings, applications, registrations, consents and authorizations listed on Schedules 3.4 and 4.4, and (ii) the DOE Notification relating to the Contemplated Transactions. The filing fee associated with the DOE Notification shall be borne by Buyer.

(c) In fulfilling their obligations pursuant to this Section 5.2, the Parties shall cooperate in good faith with each other to (A) prepare and make or file with any Governmental Authority having jurisdiction over any of the Target, Seller or Buyer, all necessary filings, applications, registrations, consents and authorizations required to be made with respect to the Contemplated Transactions, (B) effect all necessary filings, applications, registrations, consents and authorizations and execute all agreements and documents, (C) use reasonable best efforts to obtain the transfer or reissuance to Buyer of, and participate in discussion with respect to, all necessary Permits, consents, approvals and authorizations of all Governmental Authorities, (D) if necessary, execute a common interest agreement, and (E) use reasonable best efforts to obtain all necessary consents, approvals and authorizations of all third Persons, in the case of each of the foregoing clauses (A), (B), (C), (D), and (E) necessary to consummate the Contemplated Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.2, Buyer agrees to take, or cause its Affiliates to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust Laws or other applicable Laws that may be required by any Governmental Authority, so as to enable the Parties to close the Contemplated Transactions as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (A) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any of its Affiliates, and (B) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any of its Affiliates (each, a “Remedial Action”), in each case, to the extent that such Remedial Action (1) is conditioned upon, and becomes effective only from and after, the Closing and (2) would not result in, individually and in the aggregate with all other Remedial Actions, a material adverse effect on the business of Buyer and its Affiliates, taken as a whole. Notwithstanding anything to the contrary, in no event shall Buyer or any of its Affiliates be obligated to undertake or commit or agree to undertake, by consent decree, hold separate order or otherwise the sale, lease, license, divestiture or disposition of any asset, product line or business of Buyer or any of its Affiliates (including the Interests after giving effect to the Contemplated Transactions).

(e) Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from any Governmental Authority in connection with the Contemplated Transactions. The Parties shall promptly respond to such inquiries or requests for additional information made by any Governmental Authority, use their respective reasonable best efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the Contemplated Transactions, and use their respective reasonable best efforts to cause all filings, applications, registrations, consents and authorizations listed on Schedules 3.4 and 4.4 to be obtained at the earliest practicable date after the date of filing. The Parties shall have the right to review in advance all characterizations of the information relating to the Contemplated Transactions which appear in any filings, applications, registrations, consents and authorizations made in connection with the Contemplated Transactions and the submitting Party shall consider in good faith any revisions reasonably requested by the reviewing Party.

(f) Notwithstanding anything contained herein to the contrary, none of Seller, DEI or any of their respective Affiliates shall under any circumstance be required in connection with this Agreement or the Contemplated Transactions to offer, accept, agree, commit to, or consent to, any material undertaking, term, condition, liability obligation, commitment or other measure.

(g) Seller and DEI agree that between the Effective Date and the earlier of the Closing and termination of this Agreement, Seller and DEI shall deal exclusively with Buyer in connection with the proposed sale of the Interests and shall not, and shall use their reasonable best efforts to ensure that none of their respective Affiliates or representatives shall, directly or indirectly: (i) solicit, initiate, encourage, entertain or accept any other proposals or offers from any Person (x) relating to any acquisition or purchase of the Interests or of the equity interests of Seller, (y) to enter into any merger, consolidation or other business combination specifically relating to only Seller or the Interests or (z) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise specifically relating to only Seller or the Interests or any other similar transaction or any other transaction that would reasonably be expected to prevent or materially interfere with or delay or hinder the Contemplated Transactions; or (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller and DEI immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing and shall notify Buyer promptly if any such proposal or offer is made (for the avoidance of doubt, such notice shall not relieve Seller and DEI from any obligations in this Section 5.2(g)). Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal or offer and the material terms and conditions of such proposal or offer.

Section 5.3 Further Assurances.

(a) From time to time after the Effective Date, as and when requested by any Party hereto, the requested Party shall use Reasonable Efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to consummate the Contemplated Transactions, as promptly as practicable or sooner as required by this Agreement, including, without limitation, such actions as are necessary in connection with obtaining any third Person consents, including those identified on Schedule 3.4 or 4.4. The Parties shall cooperate in good faith with each other in assisting with complying with this Section 5.3.

(b) Buyer further agrees that prior to the Closing Date it will not enter into any Contract (i) to, directly or indirectly, build, develop, acquire an ownership interest in or operate any LNG facility, pipeline or other groups of assets similar to those that comprise the Facilities or (ii) which could reasonably be expected to prevent or materially interfere with or delay or hinder the consummation of the Contemplated Transactions.

(c) Each Party shall use Reasonable Efforts to implement the provisions of this Agreement, and, for such purpose, at the request of any other Party, shall, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Parties and take such further action as the other Parties may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the Contemplated Transactions.

(d) The Parties shall use Reasonable Efforts to (i) lift, rescind or appeal any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Contemplated Transactions and (ii) defend any Action seeking to prevent, materially interfere with or delay the consummation of the Contemplated Transactions or seeking material damages as a result thereof. If such an injunction or order has been issued in such an Action, the Parties shall promptly use Reasonable Efforts, including the appeal thereof, the posting of a bond, necessary to vacate, modify or suspend such injunction or order so as to permit the consummation of the Contemplated Transactions on a schedule as close as possible to that contemplated by this Agreement. Notwithstanding anything to the contrary, in no event shall any Party have any obligations, or be obligated to take any action, pursuant to this Section 5.3(d) with respect to any injunction, order, or Action brought by a Governmental Authority.

Section 5.4 Certain Tax Matters.

(a) All Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be paid by Buyer when due. Buyer shall file, to the extent required by applicable Tax Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. To the extent required by applicable Tax Laws, Seller or any of its Affiliates will join in the execution of any such Tax Returns or other documentation. To the extent Seller pays any Transfer Taxes for which the Buyer is responsible pursuant to this Agreement, Buyer shall promptly reimburse Seller for such amount within five (5) days of receiving notice from Seller of the amount of such Taxes paid by Seller.

(b) The Income Tax Returns of the Target for any taxable period (or portion thereof) ending on or before the Closing Date shall be prepared in accordance with Section 3.10(a) of the Existing Partnership Agreement and Section 2.3 of this Agreement. Seller shall have all the rights and obligations of a “Partner” (as defined in the Existing Partnership Agreement) under Section 3.10(a) of the Existing Partnership Agreement with respect to any such pre-Closing Income Tax Returns. Notwithstanding anything to the contrary in this Agreement, Seller’s distributive share of the Target’s income, gain, loss, deduction and credit for the taxable year of the Target that includes the Closing Date shall be determined on the basis of an interim closing of the books of the Target as of the close of business on the Closing Date.

(c) Except as provided in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, the Target) shall permit or otherwise allow the Target to take, any action on the Closing Date that is not in the ordinary course of the Target’s business without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. For this purpose, an action taken effective as of the Closing Date shall be treated as having been taken on the Closing Date.

(d) Except as required by Law or permitted by this Agreement or the Existing Partnership Agreement, following the Closing, neither Buyer nor any of its Affiliates (including the Target) shall (or shall cause or permit Target to) take any action which could reasonably be expected to (i) increase Seller’s (or any of its Affiliates) liability for Taxes or (ii) result in, or change the character of, any income or gain that Seller (or any of its Affiliates) must report on any Income Tax Return.

(e) Each Party shall provide the other Parties with such assistance as may reasonably be requested by the other Parties in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.

(f) The Parties agree that, following the Closing, Seller shall continue to have all the rights and obligations of a “Partner” (as defined in the Existing Partnership Agreement) under Section 3.10(c) of the Existing Partnership Agreement.

Section 5.5 Release of Support Obligations.

(a) With respect to the Applicable Percentage of each of the Seller Support Obligations, BHE shall use Reasonable Efforts to provide, or cause to be replaced or provided on substantially similar terms, at least one (1) Business Day prior to the Closing Date substitute credit support arrangements with respect to the Applicable Percentage of such Seller Support Obligations to be effective as of the Closing, and to cause such

Applicable Percentage of any Seller Support Obligations to be terminated and, to the extent of such Applicable Percentage, provide for the full and unconditional release of DEI, Seller or its or their Affiliates providing each such Seller Support Obligation and in each case in a form and substance satisfactory to Seller and DEI; provided, that in no event shall any such replacement require any modification or amendment of the terms of any agreement guaranteed by the relevant Seller Support Obligations. To the extent BHE is unable to replace the Applicable Percentage of the Seller Support Obligations prior to Closing pursuant to this Section 5.5(a), then (x) at the Closing, BHE shall deliver to DEI a Back-to-Back Guaranty for the Applicable Percentage of each Seller Support Obligation, which shall remain in place for so long as such Seller Support Obligation continues to support the Interest, and (y) following the Closing, BHE shall use Reasonable Efforts to cause its Applicable Percentage of such Seller Support Obligations covered by any such Back-to-Back Guaranty to be replaced with a replacement guaranty from Buyer on substantially similar terms; provided, that in no event shall (i) BHE be required to provide a Back-to-Back Guaranty in respect of the Applicable Percentage of a Seller Support Obligation if, after the Effective Date but prior to the Closing, such Seller Support Obligation was amended, modified or otherwise varied without prior written consent of Buyer, and (ii) any such replacement guaranty require any modification or amendment of the terms of any agreement guaranteed by the relevant Seller Support Obligations. Each such Back-to-Back Guaranty shall remain in place until the expiration or termination of the underlying Seller Support Obligation supporting the Interests. Notwithstanding anything to the contrary herein, for purposes of the foregoing clause (y) of this Section 5.5 only, “Reasonable Efforts” shall be deemed to require (A) BHE and DEI to collectively make substantive verbal contact with the beneficiary of such Seller Support Obligation once each calendar year regarding replacing such Seller Support Obligation, to the extent of the Interests, with a replacement guaranty from BHE on substantially similar terms, and (B) Buyer and BHE to consider in good faith additional discussions with such beneficiaries regarding replacing such Applicable Percentage of the Seller Support Obligations as reasonably requested by Seller or DEI. For the avoidance of doubt, nothing in this Section 5.5(a) pertains to any of the Seller Support Obligations supporting the 25% limited partner interests held by Brookfield as of the Effective Date. Except as set forth in Section 5.5(b), Buyer shall have no obligations with respect to any portion of any Seller Support Obligation supporting the interests of Brookfield including but not limited to any obligation to attempt to provide a replacement guaranty or to provide a Back-to-Back Guaranty with respect thereto.

(b) So long as any of the Seller Support Obligations remain in place, without the prior written consent of Seller, which Seller may withhold in its sole discretion:

(i) Neither Buyer, BHE, nor any of their respective Affiliates shall consent to any amendment or modification of any of the underlying Contracts or obligations for which such Seller Support Obligations are in place which could have an adverse effect on the Seller Support Obligations, including an increase in the amount of such Seller Support Obligations;

(ii) Buyer shall enforce (solely to the extent that Buyer is legally able to enforce such obligations) the obligations of Brookfield (and any of its successors in interest) to pay its pro-rata portions of any payment or draw request on such Seller Support Obligations, pursuant to Section 3.12(b) of the Existing Partnership Agreement, including if a failure to pay such pro-rata portion is treated as a failure to make a timely Mandatory Capital Call (as defined in the Existing Partnership Agreement) seeking to enforce such failure as a Capital Contribution Loan (as defined in the Existing Partnership Agreement) to the extent permitted under the Existing Partnership Agreement and, in each case, providing DEI with the economic benefit of the enforcement of such obligations solely to the extent that Buyer or Target actually receives the economic benefit pursuant to its enforcement of such obligations under the Existing Partnership Agreement, including through repayment of any such Capital Contribution Loan;

(iii) Neither Buyer, nor any of its Affiliates shall consent to any amendment or modification to the Existing Partnership Agreement that would have the effect of modifying the obligations of Brookfield (and any of its successors in interest) to pay its pro-rata portions of any payment or draw request on such Seller Support Obligations, pursuant to Section 3.12(b) of the Existing Partnership Agreement; and

(iv) Neither Buyer, nor any of its Affiliates shall transfer any of their Partnership Interests (as defined in the Existing Partnership Agreement) unless the transferee has either (1) (x) a credit rating from S&P Global Inc. or Moody’s Investors Service Inc. at least equal to that held by BHE as of the Effective Date and is well capitalized, (y) a parent guaranty from such a Person meeting the criteria in the preceding clause (x) or (z) a guaranty from BHE or (2) is otherwise approved by DEI in its reasonable discretion, and, in each case, expressly agrees in writing to assume the obligations of Buyer and BHE under this Section 5.5(b).

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of Buyer to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and Buyer may not rely on the failure of any condition set forth below to be satisfied if such failure was caused by Buyer’s failure to use its Reasonable Efforts to consummate the Contemplated Transactions or due to the failure of Buyer to perform any of its other obligations under this Agreement:

Section 6.1 No Injunction. No Governmental Authority shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains the consummation of the Contemplated Transactions.

Section 6.2 Representations and Warranties. The representations and warranties of Seller and DEI contained in Article III (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the Effective Date and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for failures to be true and correct which would not reasonably be expected to result in a Material Adverse Effect.

Section 6.3 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 6.4 Approvals and Filings. All consents, authorizations and approvals from, and all notices, filings and registrations with, Governmental Authorities (including the HSR Approval and the DOE Approval) or third Persons that are listed on Schedules 3.4 and 4.4, shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that results in a Material Adverse Effect.

Section 6.5 No Legislation. No Law shall have been enacted which prohibits or restricts the consummation of the Contemplated Transactions.

Section 6.6 No Material Adverse Effect. No Material Adverse Effect shall exist.

Section 6.7 Officer’s Certificate. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller certifying the satisfaction by Seller of the conditions set forth in Section 6.2 and Section 6.3.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller to sell the Interests and to take the other actions required to be taken by Seller at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions, and Seller may not rely on the failure of any condition set forth below to be satisfied if such failure was caused by Seller’s failure to use Reasonable Efforts to consummate the Contemplated Transactions or due to the failure of Seller to perform any of its other obligations under this Agreement:

Section 7.1 No Injunction. No Governmental Authority shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains the consummation of the Contemplated Transactions.

Section 7.2 Representations and Warranties. The representations and warranties of Buyer contained in Article IV (and with respect to those qualified by “materiality,” “Buyer Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the Effective Date and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for failures to be true and correct would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 7.3 Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.4 Approvals and Filings. All consents, authorizations and approvals from, and all notices, filings and registrations with, Governmental Authorities (including the HSR Approval and the DOE Approval) or third Persons that are listed on Schedules 3.4 and 4.4, shall have been obtained or made free of any material term, condition, restriction, imposed liability or other material provision.

Section 7.5 No Legislation. No Law shall have been enacted which prohibits or restricts the consummation of the Contemplated Transactions.

Section 7.6 Release of Support Obligations. With respect to the Applicable Percentage of each of the Seller Support Obligations, BHE shall have, pursuant to Section 5.5, either (a) obtained substitute credit support arrangements, which, to the extent of the Applicable Percentage, provide for the full and unconditional release of DEI, Seller or its or their Affiliates providing each such Seller Support Obligation, or (b) delivered a Back-to-Back Guaranty, to the extent of the Applicable Percentage, for any such Seller Support Obligation, which has not been replaced by BHE.

Section 7.7 Officer’s Certificate. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer certifying the satisfaction by Buyer of the conditions set forth in Section 7.2 and Section 7.3.

ARTICLE VIII

CLOSING

Section 8.1 Time and Place of Closing. Subject to Article IX, the closing of the sale by Seller and the purchase by Buyer of the Interests (the “Closing”) shall take place at the offices of McGuireWoods LLP, Gateway Plaza, 800 E. Canal Street, Richmond, Virginia 23219 on the third (3rd) Business Day after the date on which all of the conditions contained in Articles VI and VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m. Eastern Time on the Closing Date.

Section 8.2 Deliveries. At the Closing:

(a) Seller will deliver, or cause to be delivered, the following to Buyer:

(i) the Assignment of Partnership Interests, duly executed by Seller;

(ii) an officer’s certificate dated as of the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 6.2 and 6.3 have been satisfied;

(iii) certificates of good standing (or equivalent certificates) of DEI and Seller each issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State (or equivalent Governmental Authority) of each such entity’s jurisdiction of organization;

(iv) copies of the consents, authorizations, approvals, notices, filings and registrations obtained or made as contemplated by Section 3.4;

(v) a properly completed and executed IRS Form W-9 from Seller;

(vi) a payoff letter for any instrument of indebtedness secured by a Lien on the Interests from the obligees thereunder setting forth the amounts necessary to pay off all indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence of the payment of such amount and release of any Liens on the Interests associated therewith;

(vii) customary release letters, termination statements and satisfactions, as applicable, in form and substance reasonably satisfactory to Buyer, evidencing the release of any and all Liens on the Interests; and

(viii) each Ancillary Agreement to which DEI or Seller is a party, duly executed by DEI or Seller, as applicable.

(b) Buyer will deliver, or cause to be delivered, the following to Seller:

(i) the Assignment of Partnership Interests, duly executed by Buyer;

(ii) the Estimated Purchase Price required by Section 2.1(b) of this Agreement;

(iii) an officer’s certificate dated as of the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 7.2 and 7.3 have been satisfied;

(iv) a certificate of good standing (or equivalent certificate) of Buyer issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State (or equivalent Governmental Authority) of Buyer’s jurisdiction of organization;

(v) copies of the consents, authorizations, approvals, notices, filings and registrations obtained or made as contemplated by Section 4.4; and

(vi) each Ancillary Agreement to which BHE or Buyer is a party, duly executed by BHE or Buyer, as applicable.

(c) The Parties acknowledge and agree that no amendments shall be required with respect to the Existing Partnership Agreement on or prior to Closing in connection with the Contemplated Transactions.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Methods of Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned as follows:

(a) by mutual written consent of DEI, Seller, BHE and Buyer;

(b) by either Seller and DEI, on the one hand, or Buyer and BHE, on the other hand, if the Closing has not occurred on or before December 31, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to Seller or DEI if either Seller or DEI has failed to fulfill, in all material respects, any of its obligations under this Agreement, or (ii) to Buyer or BHE if Buyer or BHE has failed to fulfill, in all material respects, any of its obligations under this Agreement; and provided further, that the Termination Date shall be automatically extended for an additional three (3) month period if the Closing has not occurred by the end of the Termination Date due to the failure of a condition set forth in Section 6.1, Section 6.4, Section 7.1 or Section 7.4 being met with respect to obtaining the consent, authorization or approval from any Governmental Authority or any third Person;

(c) by Buyer or BHE, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller or DEI contained in this Agreement such that the conditions set forth in Section 6.2 or 6.3 would not be satisfied, and such breach is not capable of being cured or, if capable of being cured, is not the subject of diligent efforts to cure on the part of Seller or DEI; provided that neither Buyer nor BHE shall have the right to terminate this Agreement pursuant to this Section 9.1(c) if Buyer or BHE is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by Seller or DEI, if (i) all of the conditions to close set forth in Article VI have been satisfied (other than such conditions that by their nature are to be satisfied at Closing) or waived in writing, (ii) Seller and DEI indicate that Seller and DEI are ready, willing and able to consummate the Contemplated Transactions (subject to Buyer and BHE performing at the Closing) and (iii) Buyer and BHE fail to consummate the Contemplated Transactions within three (3) Business Days;

(e) by Buyer or BHE, if (i) all of the conditions to close set forth in Article VII have been satisfied (other than such conditions that by their nature are to be satisfied at Closing) or waived in writing, (ii) Buyer and BHE indicate that Buyer and BHE are ready, willing and able to consummate the Contemplated Transactions (subject to Seller and DEI performing at the Closing) and (iii) Seller and DEI fail to consummate the Contemplated Transactions within three (3) Business Days;

(f) by Seller or DEI, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer or BHE contained in this Agreement such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, and such breach is not capable of being cured or, if capable of being cured, is not the subject of diligent efforts to cure on the part of Buyer or BHE; provided neither Seller nor DEI shall have the right to terminate this Agreement pursuant to this Section 9.1(f) if Seller or DEI is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(g) by either Seller and DEI, on the one hand, or Buyer and BHE, on the other hand, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

Section 9.2 Procedure Upon Termination and Consequences.

(a) Buyer and BHE, on the one hand, or Seller and DEI, on the other hand, may terminate this Agreement when permitted pursuant to Section 9.1 by delivering written notice of such termination to the other Party, and such termination shall be effective upon delivery of such notice in accordance with Section 11.3. If this Agreement is terminated as provided herein, this Agreement shall forthwith become void, except that Section 1.1 (Definitions), Section 1.2 (Terms Generally), Section 5.1 (Confidentiality), this Section 9.2 (Procedure Upon Termination and Consequences), and Article XI (Miscellaneous) shall survive such termination. Except as set forth in the following sentence and in Section 9.2(b), such termination shall be the sole remedy of the Parties with respect to breaches of any covenant, agreement, representation or warranty contained in this Agreement and none of the Parties, their respective Affiliates or any of their respective stockholders, members, partners, managers, officers, directors, employees, consultants, agents or representatives, as the case may be, shall have any liability or further obligation to any other Party except with respect to the Existing Partnership Agreement, in accordance with their terms. Notwithstanding the foregoing, subject to Section 9.2(b), (1) in the event of a termination, such termination shall not relieve the Parties from liability for any material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI or Article VII, as applicable, or Fraud, and (2) any Party shall have the right to bring an Action for specific performance in addition to any other rights and remedies available at law or in equity.

(b) In the event Seller or DEI terminate this Agreement under Section 9.1(d) or Section 9.1(f), BHE shall pay to Seller in immediately available funds by wire transfer no later than two (2) Business Days after demand by Seller a fee of $150,000,000 (the “Buyer Termination Fee”). In the event of a termination of this Agreement in accordance with this Section 9.2(b), each of the Parties, on behalf of themselves and their respective Affiliates, acknowledges and agrees that Seller’s right to receive the Buyer Termination Fee from BHE shall be the sole remedy of Seller and DEI and their respective Affiliates, on the one hand, against Buyer or BHE (absent Fraud) for the Contemplated Transactions, in respect of, or by reason of any of the foregoing. The Parties acknowledge that the agreements contained in this Section 9.2(b) are an integral part of the Contemplated Transactions and constitute liquidated damages and not a penalty, and that no Party would have entered into this Agreement without the agreements in this Section 9.2(b).

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification.

(a) Indemnification by Seller and DEI. Subject to the limitations set forth in this Agreement, including this Article X, from and after the Closing, Seller and DEI shall, jointly and severally, indemnify, defend and hold harmless BHE, Buyer, and each of their respective Affiliates and each of their respective stockholders, members, partners, managers, officers, directors, employees, consultants, agents and representatives (the “Buyer Indemnified Parties”), from any and all Adverse Consequences actually incurred or paid by a Buyer Indemnified Party as a result of (i) any breach of any representation or warranty of Seller or DEI contained in Article III of this Agreement or (ii) any breach of any covenant or agreement of Seller or DEI contained in this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Target shall not be deemed to be a “Buyer Indemnified Party.”

(b) Indemnification by Buyer and BHE. Subject to the limitations set forth in this Agreement, including this Article X, from and after the Closing, Buyer and BHE shall, jointly and severally, indemnify, defend and hold harmless DEI, Seller, and each of their respective Affiliates and each of their respective stockholders, members, partners, managers, officers, directors, employees, consultants, agents and representatives (the “Seller Indemnified Parties”), from any and all Adverse Consequences actually incurred or paid by a Seller Indemnified Party as a result of (i) any breach of any representation or warranty of Buyer or BHE contained in Article IV of this Agreement or (ii) any breach of any covenant or agreement of Buyer or BHE contained in this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Target shall not be deemed to be a “Seller Indemnified Party.”

Section 10.2 Procedure for Indemnification. Each claim for indemnification, including those claims resulting from the assertion of liability by Persons not parties to this Agreement, including claims by any Governmental Authority for penalties, fines and assessments, must be made by delivery by the Party to be indemnified (the “Indemnified Party”) to the Party responsible for the indemnification obligation (the “Indemnifying Party”) of written notice containing details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Adverse Consequences and copies of all relevant pleadings, documents and information within ten (10) Business Days after the Indemnified Party’s knowledge of such claim. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent that the rights and remedies of the Indemnifying Party are adversely affected or prejudiced as a result of the failure to give, or delay in giving, such notice. In the event that any Action is brought against an Indemnified Party for which the Indemnifying Party is required to indemnify the Indemnified Party hereunder, the Action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews. The Indemnifying Party shall not make any settlement of any claims made by any third Person against an Indemnified Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that such consent shall not be required if (i) the settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, (ii) the sole relief is monetary damages, which the Indemnifying Party shall pay or cause to be paid concurrently with the effectiveness of such settlement, (iii) the settlement involves a full release of the claim and (iv) the settlement does not encumber any of the assets of any Indemnified Party or impose any restriction or condition that would apply to or materially adversely affect any Indemnified Party. If the Indemnified Party withholds its consent unreasonably, the Indemnified Party shall be obligated for any future expenses and excess settlement amounts. The Indemnified Party shall fully cooperate at its expense in connection with the defense of any such claims including, without limitation, reasonable access to the Indemnified Party’s records and personnel relating to such claim, and will have the right to participate in the defense of any claim by counsel of its own choosing and at its own expense.

Section 10.3 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of five (5) years after the Closing Date. The covenants and agreements of the Parties to be performed or complied with prior to the Closing shall survive the Closing for a period of ninety (90) days after the Closing Date and those covenants and agreements of the Parties that by their terms are to be performed or complied with after the Closing shall survive for a period of thirty (30) days after their expiration in accordance with their terms. No Indemnifying Party shall have any liability for any claim for indemnification made pursuant to Section 10.1(a) or 10.1(b) by an Indemnified Party hereunder unless the Indemnified Party notifies such Indemnifying Party of such claim in writing, setting forth in reasonable detail the nature of the claim on or before the expiration of the time periods provided in the first sentence of this Section 10.3; provided that if no notice of a claim for indemnification made pursuant to Section 10.1(a) or 10.1(b) has been made within the time periods set forth above in this Section 10.3, then such claim for indemnification shall be waived.

Section 10.4 Exclusivity. Following the Closing, except for Fraud, the rights and remedies of each of DEI, Seller and the Seller Indemnified Parties, on the one hand, and BHE, Buyer and the Buyer Indemnified Parties, on the other hand, for monetary damages under this Article X are, solely as between each of DEI, Seller and the Seller Indemnified Parties on the one hand, and BHE, Buyer and the Buyer Indemnified Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for monetary damages which each of DEI, Seller and the Seller Indemnified Parties on the one hand, and BHE, Buyer and the Buyer Indemnified Parties on the other hand, may have under this Agreement or under applicable Laws with respect to any indemnifiable claim, whether at common law or in equity, and each Party agrees to waive any and all claims with respect thereto unless specifically provided for in this Section 10.4. Notwithstanding the foregoing, a Party may bring an Action to enforce this Article X.

Section 10.5 Limitation of Claims; Mitigation. Notwithstanding anything to the contrary contained herein:

(a) Notwithstanding anything contained in this Agreement to the contrary, but subject to the limitations set forth in this Section 10.5, Section 11.16 or otherwise in this Agreement, the aggregate amount of DEI and Seller’s liability, on the one hand, and Buyer’s and BHE’s liability (other than any obligation to pay the Purchase Price, any obligations under any Back-to-Back Guaranty, or any of Buyer’s obligations under Section 5.5(b)), on the other hand, pursuant to this Agreement and the Contemplated Transactions shall not exceed $1,650,000,000.00.

(b) An Indemnified Party shall not be entitled to any indemnity payment for breaches of representations and warranties by the Indemnifying Party to the extent the Indemnified Party had knowledge of any event, action or circumstance giving rise to such breach prior to the Closing.

(c) Notwithstanding anything in this Agreement, (i) neither Seller nor DEI shall be liable for any Adverse Consequences actually incurred or paid by a Buyer Indemnified Party to the extent that such Adverse Consequences arose from (A) a change in accounting or Law, policy or practice made after the Closing Date or (B) any Law not in force on the Closing Date, and (ii) no Party shall be responsible for Adverse Consequences with respect to any claim which is contingent unless and until such contingent claim becomes an actual liability of the Indemnified Party and is due and payable, so long as such claim was timely submitted pursuant to Section 10.3.

(d) Notwithstanding anything in this Agreement, no Party shall be liable under this Article X for an amount (i) to the extent, if any, that any Adverse Consequences giving rise to such amount results from a failure on the part of any Indemnified Party to exercise good faith in not jeopardizing or prejudicing the interests of the Indemnifying Party or otherwise arises out of any action taken or omitted to be taken by an Indemnified Party or (ii) unless and until all rights and remedies of an Indemnified Party under any other obligation of indemnification in its favor shall have first been exhausted, including using Reasonable Efforts to (A) secure payment from insurance policies that provide coverage with respect to such Adverse Consequences, and (B) secure reimbursement, indemnity or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify or pay the Indemnified Party with respect to such Adverse Consequences.

(e) Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by each of the Parties that no stockholder, member, partner, manager, officer, director, employee, consultant, agent, representative or Affiliate of any Party hereto shall have (i) any personal liability to any Buyer Indemnified Party or Seller Indemnified Party as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise arising out of or in connection with the Contemplated Transactions, or (ii) any personal obligation to indemnify any Buyer Indemnified Party or any Seller Indemnified Party for any claims pursuant to this Article X, and Buyer and BHE, for themselves and all other Buyer Indemnified Parties and Seller and DEI, for themselves and all other Seller Indemnified Parties, hereby waive and release and shall have no recourse against any of such Persons described in this Section 10.5(e) as a result of the breach of any representation, warranty, covenant or agreement contained herein or otherwise arising out of or in connection with the Contemplated Transactions. An Indemnified Party shall use Reasonable Efforts to mitigate all Adverse Consequences relating to an indemnifiable claim, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such claim as may be reasonably requested by the Indemnifying Party. An Indemnified Party’s Reasonable Efforts shall include the reasonable expenditure of money, including the payment of any legal fees, to mitigate or otherwise reduce or eliminate any Adverse Consequences for which indemnification would otherwise be due under this Article X.

(f) An Indemnifying Party’s indemnification obligations under this Article X shall be reduced (but not below zero) to the extent that the Adverse Consequences related to a claim is covered by and paid to the Indemnified Party pursuant to (A) a reimbursement, indemnification or payment from a third Person with respect to such Adverse Consequences, or (B) insurance policies that provide coverage with respect to such Adverse Consequences.

Section 10.6 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for Tax purposes.

Section 10.7 WAIVER; DISCLAIMER.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES, AND THE PARTIES HEREBY AGREE, THAT NONE OF DEI, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WHETHER AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL WITH RESPECT TO (I) THE INTERESTS, THE TARGET, THE FACILITIES OR ANY PART OF ANY OF THE FOREGOING, AND (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE TARGET, THE FACILITIES, EXPENSE ASSUMPTIONS OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO BUYER BY SELLER OR DEI, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTERESTS IN THE TARGET ARE BEING TRANSFERRED THROUGH THE SALE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND DEI EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE FACILITIES AND THE ASSETS OR OPERATIONS OF THE TARGET OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITIES OR THE TARGET AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE

HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER AND DEI HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO THE CONDITION OF THE FACILITIES OR THE OTHER ASSETS OF THE TARGET (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, USE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO SAMPLES OF MATERIALS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN (WHETHER LATENT, PATENT OR OTHERWISE), OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES). BUYER HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE TARGET. THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN THE PARTIES AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE TARGET OR FACILITIES WERE MADE BY SELLER OR DEI IN THE INDUCEMENT THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER SELLER NOR DEI SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER, BHE OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR BHE, OR BUYER’S OR BHE’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER OR BHE IN EXPECTATION OF, OR IN CONNECTION WITH, THE CONTEMPLATED TRANSACTIONS.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the Parties.

Section 11.2 Waiver of Compliance. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller and DEI, in the event of any such failure by Buyer or BHE, or by Buyer and BHE, in the event of any such failure by Seller or DEI, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission but only to the extent promptly followed by overnight or certified mail, postage prepaid, return receipt requested; (c) overnight or certified mail, postage prepaid, return receipt requested; or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other address, electronic address or facsimile number for such party as shall be specified by notice given hereunder).

If to Seller or DEI, to:

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Va. 23219

Attn: Vice President - Strategy

Email: prabir.purohit@dominionenergy.com

with copies (which shall not constitute notice) to:

Dominion Energy Services, Inc.

Legal Department

120 Tredegar Street

Richmond, Va. 23219

Attn: Deputy General Counsel – Securities, Corporate Finance and M&A

Email: Richard.C.Wetzel@dominionenergy.com

and

McGuireWoods LLP

Gateway Plaza

800 E. Canal Street

Richmond, VA 23219

Attn: Joanne Katsantonis

          Jake Spilman

Email: jkatsantonis@mcguirewoods.com

          jspilman@mcguirewoods.com

or to such other Person or address as Seller or DEI shall designate in writing.

If to Buyer or BHE to:

Berkshire Hathaway Energy Company

825 NE Multnomah Street, Suite 2000

Portland, OR 97232

Attn: General Counsel

Email: Natalie.Hocken@brkenergy.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn: Andrew Kaplan

          Christopher Lang

Email: AKaplan@gibsondunn.com

CLang@gibsondunn.com

or to such other Person or address as Buyer or BHE shall designate in writing.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.

Section 11.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that Buyer shall be entitled to assign any of its rights or obligations hereunder (other than the obligation to provide the Back-to-Back Guaranty in accordance with Section 5.5(a)) to one or more Affiliates without the prior consent of any Party solely in the event that (i) such assignment shall not relieve Buyer of any liability for its obligations hereunder and (ii) such assignment would not reasonably be expected to delay Closing or hinder or cause a delay in the granting of any consent, authorization or approval with respect to the Contemplated Transactions by any Governmental Authority or any other Person or require any new filing or consent. Nothing contained herein, express or implied, is intended to confer on any Person, other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

Section 11.5 Entire Agreement. This Agreement, including the Schedules, the Exhibits, the Ancillary Agreements and the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. This Agreement, including the Schedules, the Exhibits, and the Ancillary Agreements (upon execution) supersedes all prior agreements and understandings among the Parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (a) Buyer, BHE or their respective Affiliates, or any of their respective agents or representatives to Seller, DEI or any of their respective agents or representatives, or (b) Seller, DEI or their respective Affiliates, or any of their respective agents or representatives to Buyer, BHE or any of their respective agents or representatives, in connection with the bidding process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Seller or its Affiliates, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer, its Affiliates or their respective agents or representatives, or any other information, shall be deemed to constitute a representation, warranty or an agreement of Seller, DEI or its Affiliates or be part of this Agreement.

Section 11.6 Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, including, except as otherwise provided herein, the cost of legal, technical and financial consultants.

Section 11.7 Press Releases and Announcements; Disclosure. No press release or other public announcement or disclosure related to this Agreement or the Contemplated Transactions (including, but not limited to, the terms and conditions of this Agreement) shall be issued or made by any Party without the prior written approval of the other Parties. The foregoing shall not prohibit any disclosure required by Law.

Section 11.8 Acknowledgment. Each of Buyer and BHE further acknowledges that (a) each of Buyer and BHE, either alone or together with any Persons Buyer or BHE has retained to advise it with respect to the Contemplated Transactions (the “Advisors”), has knowledge and experience in transactions of this type and in the business of the Target, and is therefore capable of evaluating the risks and merits of acquiring the Interests, (b) it has relied on its own independent investigation, and has not relied on any information furnished by DEI, Seller, any of their respective Affiliates, representatives or agents or any other Person in determining to enter into this Agreement, (c) none of DEI, Seller, any of their respective Affiliates, representatives or agents or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Interests is prudent, and neither Buyer nor BHE is relying on any representation or warranty by DEI, Seller, or their respective Affiliates, representatives or agents except as expressly set forth in Article III of this Agreement, (d) Buyer and BHE have conducted extensive due diligence, including a review of the documents contained in any data room prepared by or on behalf of DEI, Seller, and their respective Affiliates, (e) Seller and DEI made available to Buyer all documents, records and books pertaining to the Interests that Buyer’s and BHE’s attorneys, accountants, Advisors, if any, and Buyer and BHE have requested, and (f) Buyer, BHE and their Advisors, if any, have had the opportunity to ask questions and receive answers concerning terms and conditions of this Agreement. All such questions have been answered to Buyer’s and BHE’s full satisfaction.

Section 11.9 No Third Party Beneficiaries. Except as provided in this Section 11.9, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action, or other interest herein. The Buyer Indemnified Parties and the Seller Indemnified parties are intended third party beneficiaries of Article X and this Section 11.9.

Section 11.10 Governing Law; Jurisdiction. This Agreement and all disputes arising out of or relating to this Agreement shall be construed and enforced in accordance with the Laws of the State of New York without giving effect to the choice of law principles thereof. Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by any of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Borough of Manhattan. Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, CHALLENGE OR DISPUTE THE ENFORCEMENT OF THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, no Party is or shall act as or be the agent or representative of any other Party.

Section 11.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15 Enforcement. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the Termination Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 11.16 WAIVER OF INDIRECT AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY, OR ITS AFFILIATES, OR ITS OR THEIR STOCKHOLDERS, MEMBERS, PARTNERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS, AGENTS OR REPRESENTATIVES, BE RESPONSIBLE OR LIABLE FOR AND NO PARTY SHALL BE ENTITLED TO SEEK, ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECULATIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RELATED TO DIMINUTION IN VALUE, LOST BUSINESS, LOST PROFITS, LOST REVENUE, LOST INCOME, LOSS OF USE OR BUSINESS REPUTATION OR OPPORTUNITY, LOSS OF DATA, FAILURE TO REALIZE SAVINGS OR BENEFITS, OR ANY DAMAGES BASED ON OR MEASURED BY ANY TYPE OF MULTIPLE, AND THE DEFINITION OF “ADVERSE CONSEQUENCES” IN SECTION 1.1 SHALL BE INTERPRETED TO EXCLUDE SUCH DAMAGES) ARISING UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS.

Section 11.17 Legal Representation.

(a) Buyer and BHE, on behalf of themselves and their respective Affiliates, acknowledge and agree that Seller’s Counsel has acted as counsel for Seller, DEI and their respective Affiliates, and that Seller and DEI reasonably anticipate that Seller’s Counsel will continue to represent Seller, DEI and their respective Affiliates in future matters. Accordingly, Buyer and BHE on behalf of themselves and their respective Affiliates, expressly consent to: (i) Seller’s Counsel’s representation of Seller, DEI and their respective Affiliates, in any post-Closing matter in which the interests of Buyer and BHE, on the one hand, and Seller or DEI or their respective Affiliates, on the other hand, are adverse, including any matter relating to the Contemplated Transactions or any disagreement or dispute relating thereto, and whether or not such matter is one in which Seller’s Counsel may have previously advised Seller, DEI or their respective Affiliates, and (ii) the disclosure by Seller’s Counsel to Seller or DEI or their respective Affiliates, as applicable, of any information learned by Seller’s Counsel in the course of its representation of Seller, DEI or their respective Affiliates, as applicable, whether or not such information is subject to attorney-client privilege or Seller’s Counsel’s duty of confidentiality. Furthermore, Buyer and BHE, on behalf of themselves and their respective Affiliates, (1) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Seller, DEI and their respective Affiliates by Seller’s Counsel in the Contemplated Transactions, to the extent that such information or documentation was privileged as to Seller, DEI or their respective Affiliates

(“Confidential Communications”), and (2) agrees that the privilege with respect to such Confidential Communications shall remain with Seller and DEI following the Closing such that, without limiting Seller’s and DEI’s rights to such privilege, Seller and DEI alone shall have and maintain the right to waive the privilege. If and to the extent that, at any time subsequent to Closing, Buyer, BHE or any of their respective Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between Seller, DEI or their respective Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer and BHE, on behalf of themselves and their respective Affiliates, shall be entitled to waive such privilege only with the prior written consent of Seller’s Counsel, Seller and DEI.

(b) The Parties (i) consent to the Seller’s Counsel’s representation of Seller and DEI in connection with this Agreement and the Contemplated Transactions notwithstanding the fact that Seller’s Counsel has represented, and may currently or in the future represent, BHE and any of its Affiliates with respect to matters unrelated to this Agreement or the Contemplated Transactions; (ii) waive all conflicts applicable to Seller’s Counsel that may arise from its representation of Seller and DEI in connection with this Agreement and the Contemplated Transactions; and (iii) acknowledge that their consent and waiver as set forth in this Section 11.17(b) is voluntary and informed, and that they have obtained independent legal advice with respect to this consent and waiver.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the Effective Date.

DOMINION ENERGY, INC.

By:	/s/ Robert M. Blue
Name:	Robert M. Blue
Title:	Chair, President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

DECP HOLDINGS, INC.

By:	/s/ Prabir Purohit
Name:	Prabir Purohit
Title:	Vice President — Strategy

[Signature Page to Purchase and Sale Agreement]

BERKSHIRE HATHAWAY ENERGY COMPANY

By:	/s/ Scott W. Thon
Name:	Scott W. Thon
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

EASTERN MLP HOLDING COMPANY II, LLC

By:	/s/ Paul E. Ruppert
Name:	Paul E. Ruppert
Title:	President

[Signature Page to Purchase and Sale Agreement]